United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2008

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

Included below is a release of financial information mailed to stockholders on August 8, 2008. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of June 30, 2008, and was previously included in the Company’s second quarter Form 10-Q report filed on July 31, 2008.

Message from the President, CEO and Chairman of the Board

Kansas City Life Insurance Company recorded net income of $1.7 million or $0.14 per share for the second quarter ended June 30, 2008, a decrease of $10.1 million or $0.86 per share from the prior year. The primary factor in this decline was $8.4 million in net realized investment losses. The Company earned net income of $5.3 million for the six months or $0.45 per share, a decline of $14.8 million or $1.25 per share. The reduced net income for the six-month period was primarily due to the realized investment losses in the second quarter in 2008, compared to $5.2 million in net realized investment gains in the first half of the prior year.

The net realized investment losses in the quarter were largely the result of other-than-temporary impairment write-downs in debt securities that have been affected by leveraged buyouts, problems in the residential mortgage market and structured securities that were indirectly affected by the residential mortgage market. The value of these securities and the financial health of certain issuers have been greatly impacted by the broad market widening of credit spreads, fears of illiquidity and changing expectations of consumer spending patterns in the future.

Declining interest rates during most of the past twelve months also contributed to a decrease in investment revenues. Net investment income declined 6% for the second quarter and 4% for the six months, due to both lower portfolio yields and reduced investment assets.

Sales results for the second quarter reflected continued improvement, despite the difficult market conditions. Total new premiums increased 16% while total new deposits were even with the prior year. New premiums increased in most product lines, including a 29% increase in immediate annuity premiums, a 62% increase in group life insurance sales, an 8% increase in new individual life sales and a 6% increase in new group accident and health sales, primarily from the dental product line.

The Company’s sales results were also positive for the six-month period. Total new premiums increased 23% on the strength of a 74% increase in individual annuities, and new group life sales improved 63%. In addition, new individual life premiums increased 7% and new group accident and health sales, predominantly from the group dental product line, increased 1%. The sales results for the six months on new deposits were mixed. New universal life deposits decreased 13%, new variable sales increased 13% on the strength of new variable annuities, while new fixed deferred annuity sales declined 5%.

Policyholder benefits increased due to increased mortality in both the second quarter and six months compared with the prior year. Total policyholder benefits increased 11% for the second quarter and 7% for the six months. However, partially offsetting this increase, interest credited to policyholder account balances declined 5% in both the second quarter and six months.

The amortization of deferred acquisition costs (DAC) and the value of business acquired (VOBA) increased slightly for both the second quarter and six months. The Company’s unlocking reduced its amortization assumptions in the second quarter and the six months of 2008 and 2007 to reflect current experience. Unlocking resulted in a decline in amortization of $2.8 million and $2.3 million, respectively. Finally, operating expenses declined 6% for the second quarter, primarily reflecting reduced employee benefits, but increased 1% for the six months.

On July 28, 2008, the Kansas City Life Board of Directors declared a quarterly dividend of $0.27 per share, payable on August 12, 2008 to stockholders of record on August 7, 2008.

The Company’s focus and commitment to increasing sales of life insurance products is yielding positive results, in spite of the continuing economic downturn. The recruitment and retention of quality general agents and agents, along with the introduction of new products and enhancements of existing products are key to the Company’s achievement of positive sales growth. Kansas City Life’s financial strength and sound business practices have allowed the Company to weather, and even prosper, through many economic cycles in its 113-year history, and we look forward to the opportunities that lay ahead.

Consolidated
Balance Sheets
(Thousands)
	June 30	December 31
	2008	2007
	(Unaudited)
Assets
Investments:
Fixed maturity securities available
for sale, at fair value	$2,517,393	$2,631,073
Equity securities available
for sale, at fair value	58,642	59,149
Mortgage loans	447,057	450,148
Short-term investments	43,382	36,522
Other investments	179,303	188,852
Total investments	3,245,777	3,365,744

Cash	6,062	12,158
Deferred acquisition costs	219,831	217,512
Value of business acquired	71,246	73,517
Other assets	259,460	262,784
Separate account assets	373,586	420,393
Total assets	$4,175,962	$4,352,108

Liabilities
Future policy benefits	$852,234	$851,277
Policyholder account balances	2,051,138	2,087,965
Notes payable	6,805	10,400
Income taxes	5,837	40,300
Other liabilities	264,410	257,372
Separate account liabilities	373,586	420,393
Total liabilities	3,554,010	3,667,707

Stockholders’ equity
Common stock	23,121	23,121
Additional paid in capital	33,020	30,244
Retained earnings	779,124	780,133
Accumulated other
comprehensive loss	(71,161)	(19,811)
Treasury stock	(142,152)	(129,286)
Total stockholders’ equity	621,952	684,401
Total liabilities and equity	$4,175,962	$4,352,108

Consolidated
Statements of Income (Unaudited)
(Thousands, except share data)
	Quarter ended		Six Months ended
	June 30		June 30
	2008	2007	2008	2007
Revenues
Insurance revenues:
Premiums	$45,462	$45,212	$89,949	$87,980
Contract charges	26,527	26,477	53,827	55,180
Reinsurance ceded	(13,546)	(14,270)	(26,206)	(27,339)
Total insurance revenues	58,443	57,419	117,570	115,821
Investment revenues:
Net investment income	45,616	48,671	92,079	95,755
Realized investment gains (losses)	(8,409)	38	(8,289)	5,162
Other revenues	2,639	3,757	5,248	6,174
Total revenues	98,289	109,885	206,608	222,912

Benefits and expenses
Policyholder benefits	45,586	40,994	91,072	84,986
Interest credited to policyholder
account balances	21,674	22,732	43,377	45,505
Amortization of deferred acquisition costs
and value of business acquired	7,625	7,123	18,737	18,499
Operating expenses	21,164	22,416	45,560	45,126
Total benefits and expenses	96,049	93,265	198,746	194,116

Income before income tax expense	2,240	16,620	7,862	28,796

Income tax expense	563	4,808	2,583	8,678

Net income	$1,677	$11,812	$5,279	$20,118

Per common share:
Net income, basic and diluted	$0.14	$1.00	$0.45	$1.70

Cash dividends	$0.27	$0.27	$0.54	$2.54

Consolidated
Statements of Cash Flows (Unaudited)
(Thousands)
	Six Months ended
	June 30
	2008	2007

Operating activities
Net cash provided (used)	$(1,791)	$15,106

Investing activities
Purchases of investments:
Fixed maturity securities	(143,570)	(159,075)
Equity securities	(8,204)	(1,854)
Mortgage loans	(21,688)	(35,023)
Real estate	(13,724)	(846)
Other investment assets	(4,270)	—
Sales of investments:
Fixed maturity securities	21,116	13,964
Equity securities	4,261	3,092
Other investment assets	20,729	39,796
Maturities and principal paydowns
of investments	175,664	188,382
Net (additions) dispositions to
property and equipment	96	(581)
Proceeds from sale of
non insurance affiliate	—	10,104
Net cash provided	30,410	57,959

Financing activities
Net repayment of borrowings	(3,595)	(2,000)
Deposits on policyholder account
balances	98,379	103,230
Withdrawals from policyholder
account balances	(130,819)	(155,268)
Net transfers from separate accounts	10,042	8,811
Change in other deposits	7,657	13,224
Cash dividends to stockholders	(6,288)	(30,074)
Net acquisition of treasury stock	(10,091)	(337)
Net cash used	(34,715)	(62,414)

Increase (decrease) in cash	(6,096)	10,651
Cash at beginning of year	12,158	3,908

Cash at end of period	$6,062	$14,559

Notes

•

These interim financial statements are unaudited but, in management's opinion, include all adjustments necessary for a fair presentation of the results and are included in the Company's Form 10-Q as filed with the Securities and Exchange Commission. Please refer to the Company's Form 10-Q and the Company's Annual Report on Form 10-K at www.kclife.com.

•

Comprehensive loss was $34.9 million and $17.0 million for the second quarters and $46.1 million and $1.0 million for the six months ended June 30, 2008 and 2007, respectively. This varies from net income largely due to unrealized gains or losses on investments.

•

Net income per common share was based upon the average number of shares outstanding of 11,585,643 and 11,858,378 for the second quarters and 11,649,642 and 11,856,947 for the six months ended June 30, 2008 and 2007, respectively.

•	Cash dividends include a one-time special dividend of $2.00 per share, paid on February 13, 2007.

•	Certain immaterial amounts in prior years have been reclassified to conform with the current year presentation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By:	/s/ William A. Schalekamp

William A. Schalekamp,

Senior Vice President,

General Counsel & Secretary

August 8, 2008

(Date)